Exhibit 10.1
January 19, 2016

David N. Miller

Re:    Transition Services, Separation Agreement and Release

Dear David:

As discussed, you and Silver Bay Property Corp. (“Silver Bay” or the “Company”) have mutually agreed that your services to Silver Bay through Doherty Employment Group, Inc., the professional employer organization at which you are currently employed for the purpose of providing services to Silver Bay (the “PEO”), shall terminate effective as of February 15, 2016 (the “Termination Date”). All references herein to Silver Bay or the Company shall include the PEO to the extent appropriate based on the context. The purpose of this Transition Services, Separation Agreement and Release letter (“Agreement”) is to set forth the terms and conditions of your transition services and the specific separation benefits that Silver Bay will provide you in exchange for your agreement to the terms and conditions of this Agreement.

By your signature below, you agree to the following terms and conditions:

1.    Transition Services and End of Employment.

a.    You agree that effective January 19, 2016 (the “Transition Date”), you will cease to be the Chief Executive Officer and President or any other officer of the Company, Silver Bay Realty Trust Corp. and Silver Bay Operating Partnership L.P. and any of their direct or indirect subsidiaries (collectively, the “Silver Bay Entities”) and will cease to be a member of the Board of Directors or member or manager of any of the Silver Bay Entities (the “Board”). After the Transition Date, you will not hold yourself out as representing the Company or otherwise attempt to bind the Company to any contractual arrangements.

b.    Effective as of the Transition Date, you shall become a non-executive employee of the Company and, in such position, shall provide transition services on an as needed basis as reasonably requested by the Company until the Termination Date (the period between the Transition Date and the Termination Date referred to as the “Transition Period”). You will not be required to come to the office during the Transition Period. Effective as of the Termination Date, you will cease to be an employee of, or have any connection with, or claims against the Company (except for payments or benefits due hereunder).

c.    During the Transition Period, subject to the compliance with the terms of this Agreement and the reasonable requests of the Company, you shall continue to receive your base salary during the Transition Period based on your current annual rate of base salary of $400,000, which shall be paid in accordance with the Company’s normal payroll practices, subject to applicable federal, state, local and employment tax withholding. Additionally, during the Transition Period, you will remain eligible to participate in the employee benefits offered by the Company in accordance with the terms of such employee benefit plans, including, without limitation, continued vacation accrual during the Transition Period and continued vesting until the Termination Date with respect to any outstanding equity award granted to you pursuant to Silver Bay Realty Trust Corp.’s 2012 Equity Incentive Plan (the “Plan”) that vests based on the passage of time.

2.    Accrued Benefits.

a.    Upon your receipt of your final paycheck on the Termination Date, which includes payment for services for the final payroll period through the Termination Date, you will have received all wages owed to you by virtue of your employment with Silver Bay or termination thereof.
b.    Upon your receipt of payment in the amount of $13,903.85, less applicable deductions and withholding, which represents payment for 72.3 hours of accrued and unused Paid Time Off (PTO) as of the Termination Date at your regular rate, you will have received all benefits owed to you by virtue of your employment with Silver Bay or termination thereof.

c.    During your employment with Silver Bay, you were granted 60,000 shares of performance-based restricted stock units under the Plan as set forth in an award agreement dated February 12, 2015 (the “Performance Equity Award Agreement”). As of the Termination Date you will not be vested in any of the restricted stock units granted to you pursuant to the Performance Equity Award Agreement. Pursuant to the Plan and the terms of the Performance Equity Award Agreement, all of the restricted stock units granted to you under the Performance Equity Award Agreement will automatically terminate and be forfeited and canceled on the Termination Date, and you hereby fully and forever waive and release any and all right to such restricted stock units. During your employment with Silver Bay, you were granted 41,507 shares of time-based shares of restricted stock under the Plan as set forth in an award agreement dated February 12, 2015 (the “Time-Based Equity Award Agreement”). As of the Termination Date, all shares of restricted stock granted to you pursuant to the Time-Based Equity Award Agreement will have vested.

d.    The COBRA period for continuation of your insurance coverage under Silver Bay’s group plans will begin on the first day of the month immediately following the Termination Date. Information regarding your right to elect COBRA coverage will be sent to you via separate letter.

e.    You are not eligible for any other payments or benefits by virtue of your employment with Silver Bay or termination thereof except for those expressly described in this Agreement. As a result of your termination of employment occurring prior to the payment of bonuses for the 2015 calendar year, you will not be eligible to receive a bonus with respect to the 2015 calendar year. You will receive the payments described in this Section 2 whether or not you sign this Agreement. You will not receive the separation pay described in Section 3 of this Agreement if (i) you do not sign this Agreement twice – first in connection with the Transition Date and second in connection with the Termination Date, in each case pursuant to Section 16 below, or (ii) you violate any of the terms and conditions set forth in this Agreement. All payments and benefits described in this Agreement are subject to payroll taxes, withholdings, and deductions.

3.    Separation Pay and Benefits. Specifically in consideration of your signing this Agreement, both in connection with the Transition Date and the Termination Date, and subject to the limitations, obligations, and other provisions contained in this Agreement, Silver Bay agrees to the following:

a.    to pay you severance in the total gross amount of One Million Four Hundred Thousand Dollars ($1,400,000), less applicable payroll taxes, deductions and withholding (such aggregate amount, the “Cash Severance”). The Cash Severance will be paid to you in a single lump sum within ten (10) business days after Silver Bay’s receipt of a fully executed copy of this Agreement after the Second Offer Expiration Date (as defined in Section 16), and in all events in 2016. The payment described in this Section 3 will be considered timely if placed in the U.S. Mail, postage prepaid, and postmarked on the date such payment is due (and sent to your address set forth on the signature pages hereto). If the date such payment would be due falls on a weekend or holiday, payment will be considered timely if it is placed in the U.S. Mail, postage paid, on the next business day following such weekend or holiday (and sent to your address set forth on the signature pages hereto);

b.    if you timely elect continuation coverage for you and your eligible dependents pursuant to COBRA (as defined below) with respect to Silver Bay’s group health and/or insurance plans, to pay a portion of your COBRA premiums equal to the amount the Company would pay for a similarly situated active employee (the “Employer Premium Amount”) for such coverage under the group plan(s) through August 31, 2017. Silver Bay will discontinue payments under this Section 3.b. before August 31, 2017 if and at such time as (i) you are eligible to enroll in a new employer’s group health and/or dental insurance program, and you agree to promptly provide Silver Bay notice if you become eligible to enroll in the group health and/or dental program of a new employer, or (ii) you cease to participate, for whatever reason, in Silver Bay’s group health and/or dental insurance plans. If Silver Bay determines, in its sole discretion, that payment of the COBRA premiums under this Section 3.b. would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying the COBRA premiums, Silver Bay may instead elect to pay you on the first day of each month, a fully taxable cash payment equal to 1.8 times the Employer Premium Amount premium for that month, subject to applicable tax withholdings (the “Special Severance Payment”), for each remaining month during which you are entitled to receive payment of the COBRA premiums under this Section 3.b. You may, but will not be obligated to, use the Special Severance Payment toward the cost of COBRA premiums. Silver Bay has the right to modify or terminate its group insurance plans at any time and you will have the same right to participate in Silver Bay’s group insurance plans only as is provided on an equivalent basis to Silver Bay’s employees; and

(c)    Silver Bay shall reimburse you for your reasonable legal fees in connection with this Agreement, up to and including the sum of ten thousand dollars ($10,000) , such amount to be paid to you within thirty (30) days following presentation of a detailed invoice following execution of this Agreement.

4.    Release of Claims. Specifically in consideration of the separation pay and benefits described in Section 3, and to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a.    You hereby do release and forever discharge the “Released Parties” (as defined in Section 4.e. below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with Silver Bay, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

b.    This release includes, without limiting the generality of the foregoing, any claims you may have for any of the following:

•	wages, bonuses, commissions, penalties, deferred compensation, vacation, sick, and/or PTO pay, separation pay and/or benefits;

•
defamation of any kind including, but not limited to, libel, slander; invasion of privacy; negligence; emotional distress; breach of express, implied or oral contract; estoppel; fraud; intentional or negligent misrepresentation; breach of any implied covenants; wrongful prosecution; assault or battery; negligent hiring, supervision or retention;

•	wrongful discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment);

•	violation of any of the following:

◦	the United States Constitution;

◦	the New York Constitution;

◦	the New York Human Rights Law, N.Y. Exec. § 290 et seq.;

◦	N.Y. Lab. Articles 5, 6, 7, 19, or 20-C, and any other New York law;

◦	Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq.;

◦	the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.;

◦	the Older Workers Benefit Protection Act, 29 U.S.C. § 623 et seq.;

◦	Civil Rights Act of 1866, 42 U.S.C. § 1981;

◦	Civil Rights Act of 1991, 42 U.S.C. § 1981a;

◦	the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.;

◦	the Genetic Information Nondiscrimination Act of 2008;

◦	the Employee Retirement Income Security Act of 1976, 29 U.S.C. § 1001 et seq.;

◦	the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.;

◦	the National Labor Relations Act, 29 U.S.C. § 151 et seq.;

◦	the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.;

◦	the Fair Credit Reporting Act, 15 U.S.C. §§ 1681 et seq.;

◦	the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq.; or

◦	any other federal, state or local statute prohibiting discrimination in employment or granting rights to you arising out of the employment relationship with Silver Bay or termination thereof;

•	any claim for retaliation; and

•	any claim for discrimination or harassment based on sex, race, color, religion, age, national origin, disability, genetic information, or any other legally-protected class.

c.    You hereby waive any and all relief not provided for in this Agreement. You understand and agree that, by signing this Agreement, you waive and release any claim to employment with Silver Bay.

d.    You are not, by signing this Agreement, releasing or waiving (i) any vested interest you may have in any 401(k), pension, or profit sharing plan (including without limitation the Time-Based Equity Award Agreement), by virtue of your employment with Silver Bay, (ii) any rights or claims that may arise after the Agreement is signed for the second time following your Termination Date, (iii) the post-employment separation pay and benefits specifically promised to you in Section 3 of this Agreement and non-disparagement covenant set forth in Section 7(c) of this Agreement , (iv) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (v) the right to apply for state unemployment compensation benefits, (vi) the right to file a charge of discrimination with a governmental agency such as the Equal Employment Opportunity Commission (although you agree that you will not be able to recover any award of money or damages if you file such a charge or have a charge filed on your behalf) or to testify, assist, or participate in an investigation, hearing, or proceeding conducted by such an agency, or (vii) any rights you have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). For the avoidance of doubt, you are not releasing your common law, contractual, statutory or other rights to indemnification arising from, or in connection with, your employment with, or service as an officer or director of, the Silver Bay or in connection with your performance of transition services hereunder. Company agrees to indemnify you for any work you perform through the Termination Date to the fullest extent permitted by applicable law.

e.    The “Released Parties,” as used in this Agreement, shall mean Silver Bay Property Corp., Silver Bay Realty Trust Corp., Silver Bay Operating Partnership L.P. and their related and affiliated entities and subsidiaries, Doherty Employment Group, Inc. and its and their present and former officers, directors, shareholders, trustees, employees, agents, insurers, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Silver Bay, in their official and individual capacities.

5.    Return of Property. You acknowledge and agree that all documents and materials relating to the business of, or the services provided by, Silver Bay are the sole property of Silver Bay. You agree and represent that, by the Termination Date, (a) you will have returned to Silver Bay all of its property (whether or not confidential or proprietary), including but not limited to, all customer records, and all Silver Bay documents, materials, emails, and texts concerning Silver Bay from any and all personal media (including, but not limited to, personal computers, Blackberries, PDA’s, cell phones, etc.), whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, and (b) following your returning of all the above-described property, you then deleted or otherwise destroyed all Silver Bay-related information, including deleting such information from all your personal media. For the avoidance of doubt, during the Transition Period, you may retain and use your computer and such other property as is necessary for you to perform any services requested hereunder.

6.    Confidential and Proprietary Information. You acknowledge and agree that you have had access in your employment with Silver Bay to confidential and proprietary information of Silver Bay and further acknowledge and agree that the release or disclosure of any confidential or proprietary information will cause Silver Bay irreparable injury. You acknowledge that you have not used or disclosed (other than for Silver Bay’s sole benefit during your employment with Silver Bay), and agree that you will not at any time use or disclose, directly or indirectly, to any other entity or person, any confidential or proprietary information of Silver Bay, unless such information becomes publicly known other than through your breach of this Agreement, either directly or indirectly. For purposes of this Agreement, the term “confidential or proprietary information” will include, but not be limited to, customer lists and information pertaining to customer lists; contact lists; and information about the personal or business affairs of Silver Bay’s customers, vendors, or employees.

7.    Confidentiality; Non-Solicitation and Nondisparagement.

a.    You promise and agree not to discuss or disclose, directly or indirectly, in any manner whatsoever, any information regarding either (i) the contents or terms of this Agreement, or (ii) the substance and/or nature of any dispute between Silver Bay and any employee or former employee, including yourself. You agree that the only people with whom you may discuss this confidential information are your legal and financial advisors and your spouse, if applicable, provided they agree to keep the information confidential, or as required by law unless such information becomes public other than through breach of this Agreement by you, either directly or indirectly.

b.    For the one year period following your Termination Date, you shall not directly or indirectly, personally or through others, solicit, recruit or attempt to solicit or recruit (on your own behalf or on behalf of any other person or entity) either (i) any employee or any consultant of the Company or any of the Company’s affiliates or (ii) the business of any customer of the Company or any of the Company’s affiliates on whom you called or with whom you became acquainted during your employment. You represent that you (i) are familiar with the foregoing covenant not to solicit, and (ii) are fully aware of your obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.
c.    You promise and agree not to make or induce any other person to make derogatory or disparaging statements of any kind, oral or written, regarding the Released Parties (as defined in Section 4.e.) to any person or organization whatsoever. Silver Bay, as an entity, shall not, and it shall direct the executive officers and directors of Silver Bay to not, make or induce any other person to make derogatory or disparaging statements of any kind, oral or written, regarding you in a manner likely to be harmful to your business or personal reputation; provided that the forgoing shall not prevent Silver Bay from making truthful statements in public filings as required by applicable law.

d.    Provided, however, that nothing in this Section or elsewhere in this Agreement will limit (i) your or Silver Bay’s obligation to give truthful testimony or information to a court or governmental agency when required to do so by subpoena, court order, law, or administrative regulation, or (ii) your legal right to testify, assist, or participate in an investigation, hearing or proceeding conducted regarding a charge of discrimination filed with a governmental agency.

8.    Cooperation. In further consideration for the Cash Severance and other severance benefits described in this Agreement, you agree you will, at Silver Bay’s request and upon reasonable notice:

a.    Answer Silver Bay’s reasonable business-related inquiries within your knowledge and related to your employment with Silver Bay.

b.    Provide assistance to, and fully cooperate with, Silver Bay in connection with any claim, investigation, dispute, litigation, or proceeding arising out of matters within your knowledge and related to your employment with Silver Bay at mutually agreeable times and places. Your cooperation will include, but not be limited to, providing truthful information, declarations, and/or statements to Silver Bay, meeting with attorneys or other representatives of Silver Bay, and preparing for and giving depositions or testimony. You agree to promptly notify Silver Bay as immediately as possible if you are subpoenaed or otherwise required or asked to testify in any proceeding involving Silver Bay so it has sufficient time to move to quash or otherwise lawfully prevent such testimony. Silver Bay agrees to reimburse you for your reasonable expenses associated with any such cooperation, including reimbursing you for your reasonable and documented time spent providing such assistance at an hourly rate to be mutually agreed upon.

9.    Remedies. If you breach any term of this Agreement, Silver Bay will be entitled to its available legal and equitable remedies.

10.    Non-Admission. It is expressly understood that this Agreement does not constitute, nor will it be construed as an admission by Silver Bay or you of any liability or unlawful conduct whatsoever. Silver Bay and you specifically deny any liability or unlawful conduct.

11.    Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of Silver Bay. The rights and obligations of this Agreement will inure to the successors and assigns of Silver Bay.

12.    Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court will modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term will be severed and all other terms of this Agreement will remain in effect.

13.    Law Governing. This Agreement will be governed and construed in accordance with the laws of the State of Minnesota.

14.    Full Agreement. This Agreement contains the full agreement between you and Silver Bay and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties. Notwithstanding the foregoing, at all times in the future, you will remain bound by the Confidentiality, Nonsolicitation, and Inventions Agreement entered into by and between you and the Company effective September 30, 2014 (the “Confidential Information Agreement”), a copy of which is attached hereto as Attachment A.

15.    Acknowledgment of Reading and Understanding. By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 4, and understand that the release of claims is a full and final release of all claims you may have against Silver Bay and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.

16.    Expiration of Offer. You must execute this Agreement twice to accept this offer. You will need to execute this Agreement (x) first within five (5) days of the Transition Date (the “First Offer Expiration Date”) and (y) second within five (5) days of the Termination Date (the “Second Offer Expiration Date” and together with the First Offer Expiration Date, the “Offer Expiration Dates”). If you fail to execute this Agreement prior to both Offer Expiration Dates, the offer contained in this Agreement will automatically expire at midnight on the Offer Expiration Date for which you failed to timely execute this Agreement. After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, you should evidence your agreement to the terms of this Agreement by dating and signing both copies no later than the applicable Offer Expiration Dates. After each time you sign the Agreement, you should promptly return one copy of this Agreement to Dan Buechler, General Counsel and Secretary, Silver

Bay, 3300 Fernbrook Lane North, Suite 210, Plymouth, MN 55447. You should keep the other copy for your records. If you do not sign this Agreement by either of the Offer Expiration Dates and promptly return it to Dan Buechler, then the offer contained in this Agreement will automatically be revoked and you will not receive the severance benefits described in Section 3 of the Agreement.

17.    Certain Information and Representations. You hereby represent and warrant that you are unaware of (1) any claims that have been threatened or asserted against the Company that are not already known to in-house legal counsel or (2) any fraud or suspected fraud involving the Company, management or other employees.

[Signature Page Follows]

Thank you for your service to Silver Bay. We wish you well in your future endeavors.

Sincerely,

SILVER BAY PROPERTY CORP.

/s/ Thomas Brock
By     Thomas Brock
Its     CEO

[Company Signature Page to Miller Transition Services, Separation Agreement and Release]

ACKNOWLEDGMENT AND SIGNATURE

First Expiration Date: By signing below, I, David N. Miller, acknowledge and agree to all of the following:

•	I have had adequate time to consider whether to sign this Transition Services, Separation Agreement and Release.

•	I have read this Transition Services, Separation Agreement and Release carefully.

•	I understand and agree to all of the terms of the Transition Services, Separation Agreement and Release.

•
I am knowingly and voluntarily releasing my claims against Silver Bay and the other persons and entities defined as the Released Parties, except to the extent otherwise provided in Section 4.d. of the Agreement.

•
I have not, in signing this Agreement, relied upon any statements or explanations made by Silver Bay except as for those specifically set forth in this Transition Services, Separation Agreement and Release.

•	I intend this Transition Services, Separation Agreement and Release to be legally binding.

•	I am signing this Transition Services, Separation Agreement and Release on or after the Transition Date.

Accepted this 19th day of January, 2016

/s/David N. Miller
David N. Miller

Second Expiration Date: By signing below, I, David N. Miller, acknowledge and agree to all of the following:

•	I reaffirm all of the above points above that I acknowledged in connection with my initial signature on this Agreement following the Transition Date, but prior to the Termination Date.

•	I am signing this Transition Services, Separation Agreement and Release on or after my last day of employment with Silver Bay.

Accepted this 15th day of February, 2016

/s/David N. Miller
David N. Miller

[Signature Page to Miller Transition Services, Separation Agreement and Release]